Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

centerstate bank corporation

and

south state corporation

Dated as of January 25, 2020

TABLE OF CONTENTS

	ARTICLE I

	THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of CenterState Common Stock	2
1.6	South State Stock	3
1.7	Treatment of CenterState Equity Awards; Warrants	4
1.8	Articles of Incorporation of Surviving Entity	6
1.9	Bylaws of Surviving Entity	6
1.10	Tax Consequences	6
1.11	Bank Merger	7

	ARTICLE II

	EXCHANGE OF SHARES

2.1	South State to Make Consideration Available	7
2.2	Exchange of Shares	8

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

3.1	Corporate Organization	11
3.2	Capitalization	13
3.3	Authority; No Violation	14
3.4	Consents and Approvals	15
3.5	Reports	16
3.6	Financial Statements	17
3.7	Broker’s Fees	18
3.8	Absence of Certain Changes or Events	18
3.9	Legal Proceedings	19
3.10	Taxes and Tax Returns	19
3.11	Employees	20
3.12	SEC Reports	23
3.13	Compliance with Applicable Law	24
3.14	Certain Contracts	25
3.15	Agreements with Regulatory Agencies	27
3.16	Risk Management Instruments	27
3.17	Environmental Matters	27
3.18	Investment Securities and Commodities	28
3.19	Real Property	28

-i-

3.20	Intellectual Property	29
3.21	Related Party Transactions	29
3.22	State Takeover Laws	30
3.23	Reorganization	30
3.24	Opinion	30
3.25	CenterState Information	30
3.26	Loan Portfolio	30
3.27	Insurance	32
3.28	Investment Advisory, Insurance and Broker-Dealer Matters	32
3.29	No Other Representations or Warranties	32

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF SOUTH STATE

4.1	Corporate Organization	33
4.2	Capitalization	34
4.3	Authority; No Violation	36
4.4	Consents and Approvals	37
4.5	Reports	37
4.6	Financial Statements	38
4.7	Broker’s Fees	39
4.8	Absence of Certain Changes or Events	39
4.9	Legal Proceedings	40
4.10	Taxes and Tax Returns	40
4.11	Employees	41
4.12	SEC Reports	44
4.13	Compliance with Applicable Law	44
4.14	Certain Contracts	46
4.15	Agreements with Regulatory Agencies	47
4.16	Risk Management Instruments	47
4.17	Environmental Matters	48
4.18	Investment Securities and Commodities	48
4.19	Real Property	48
4.20	Intellectual Property	49
4.21	Customer Relationships	49
4.22	Related Party Transactions	50
4.23	State Takeover Laws	50
4.24	Reorganization	50
4.25	Opinion	50
4.26	South State Information	51
4.27	Loan Portfolio	51
4.28	Insurance	52
4.29	Investment Advisory, Insurance and Broker-Dealer Matters	53
4.30	No Other Representations or Warranties	53

-ii-

	ARTICLE V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	54
5.2	Forbearances	54

	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	58
6.2	Access to Information; Confidentiality	60
6.3	Shareholder Approvals	61
6.4	Legal Conditions to Merger	63
6.5	Stock Exchange Listing	63
6.6	Employee Benefit Plans	63
6.7	Indemnification; Directors’ and Officers’ Insurance	66
6.8	Additional Agreements	67
6.9	Advice of Changes	67
6.10	Dividends	67
6.11	Shareholder Litigation	67
6.12	Corporate Governance; Headquarters; Name	68
6.13	Acquisition Proposals	68
6.14	Public Announcements	70
6.15	Change of Method	70
6.16	Takeover Statutes	70
6.17	Treatment of CenterState Indebtedness	71
6.18	Exemption from Liability Under Section 16(b)	71
6.19	Tax Cooperation	72

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	72
7.2	Conditions to Obligations of South State	72
7.3	Conditions to Obligations of CenterState	74

	ARTICLE VIII

	TERMINATION AND AMENDMENT

8.1	Termination	75
8.2	Effect of Termination	76

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	ARTICLE IX

	GENERAL PROVISIONS

9.1	Amendment	78
9.2	Extension; Waiver	78
9.3	Nonsurvival of Representations, Warranties and Agreements	78
9.4	Expenses	78
9.5	Notices	79
9.6	Interpretation	80
9.7	Counterparts	80
9.8	Entire Agreement	80
9.9	Governing Law; Jurisdiction	81
9.10	Waiver of Jury Trial	81
9.11	Assignment; Third-Party Beneficiaries	82
9.12	Specific Performance	82
9.13	Severability	82
9.14	Confidential Supervisory Information	82
9.15	Delivery by Facsimile or Electronic Transmission	83

Exhibit A – Form of South State Articles Amendment
Exhibit B – Form of South State Bylaws Amendment
Exhibit C – Form of Bank Merger Agreement

-iv-

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	68
affiliate	78
Agreement	1
Articles of Merger	2
Bank Merger	6
Bank Merger Agreement	7
Bank Merger Certificates	7
BHC Act	10
CenterState	1
CenterState 401(k) Plan	63
CenterState Articles	11
CenterState Benefit Plans	19
CenterState Board Recommendation	60
CenterState Bylaws	11
CenterState Common Stock	2
CenterState Contract	25
CenterState Directors	66
CenterState Disclosure Schedule	10
CenterState Equity Awards	12
CenterState ERISA Affiliate	19
CenterState Indemnified Parties	64
CenterState Insiders	70
CenterState Meeting	59
CenterState Owned Properties	27
CenterState PSU Award	5
CenterState Qualified Plans	20
CenterState Real Property	27
CenterState Regulatory Agreement	26
CenterState Reports	22
CenterState Restricted Stock Award	4
CenterState RSU Award	5
CenterState Securities	13
CenterState Stock Option	3
CenterState Subsidiary	11
CenterState Subsidiary Bank	6
CenterState Subsidiary Securities	13
CenterState Warrant	4
Chosen Courts	79
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	59

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Continuing 401(k) Plan	63
Continuing Employees	62
DOL	19
Effective Time	2
Enforceability Exceptions	14
Environmental Laws	26
ERISA	19
Exchange Act	16
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	3
FBCA	2
FDIC	12
Federal Reserve Board	14
FINRA	31
Florida Secretary	2
GAAP	11
Governmental Entity	15
HSR Act	15
Intellectual Property	28
Investment Advisers Act	31
IRS	19
Joint Proxy Statement	14
Key Employee	55
knowledge	78
Liens	13
Loans	29
made available	78
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	58
Merger	2
Merger Consideration	3
Multiemployer Plan	19
Multiple Employer Plan	20
New Benefit Plans	62
New Certificates	7
OCC	14
Old Certificate	3
PBGC	20
Permitted Encumbrances	27
person	78
Personal Data	23
Premium Cap	65
Recommendation Change	60
Regulatory Agencies	15
Representatives	67

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Requisite CenterState Vote	14
Requisite Regulatory Approvals	58
Requisite South State Vote	35
S-4	15
Sarbanes-Oxley Act	16
SCBCA	2
SCBFI	14
SEC	14
Securities Act	22
South Carolina Secretary	2
South State	1
South State 401(k) Plan	63
South State Advisory Entity	51
South State Articles	32
South State Articles Amendment	6
South State Authorized Share Capital Vote	35
South State Benefit Plans	39
South State Board Recommendation	60
South State Bylaws	32
South State Bylaws Amendment	6
South State Common Stock	3
South State Contract	45
South State Converted Equity Awards	5
South State Directors	66
South State Disclosure Schedule	32
South State Equity Awards	33
South State ERISA Affiliate	40
South State Meeting	59
South State Merger Vote	34
South State Owned Properties	47
South State PSU Awards	33
South State Qualified Plans	40
South State Real Property	47
South State Regulatory Agreement	46
South State Reports	42
South State Restricted Stock Award	4
South State RSU Award	5
South State Securities	34
South State Stock Option	4
South State Subsidiary	32
South State Subsidiary Bank	6
South State Subsidiary Securities	34
South State Warrant	4
SRO	15
Subsidiary	11
Surviving Bank	6

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Surviving Entity	2
Takeover Statutes	29
Tax	19
Tax Return	19
Taxes	19
Terminated 401(k) Plan	63
Termination Date	73
Termination Fee	75
Transition Period	62
Trust Preferred Indentures	69
Trust Preferred Securities	69

-viii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2020 (this “Agreement”), is by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and South State Corporation, a South Carolina corporation (“South State”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of CenterState has unanimously (i) determined that this Agreement and the “merger of equals” and other transactions contemplated hereby are in the best interests of CenterState and CenterState’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by CenterState of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of South State has unanimously (i) determined that this Agreement and the “merger of equals” and other transactions contemplated hereby are in the best interests of South State and South State’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by South State of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of CenterState, subject to the terms of this Agreement, has resolved to recommend that CenterState’s shareholders approve this Agreement and to submit this Agreement to CenterState’s shareholders for approval;

WHEREAS, the Board of Directors of South State, subject to the terms of this Agreement, has resolved to recommend that South State’s shareholders approve this Agreement and to submit this Agreement to South State’s shareholders for approval;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

The Merger

1.1The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”) and the Florida Business Corporation Act, as amended (the “FBCA”), at the Effective Time, CenterState shall merge with and into South State (the “Merger”), with South State surviving the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).  The Surviving Entity shall continue its corporate existence under the laws of the State of South Carolina.  Upon consummation of the Merger, the separate corporate existence of CenterState shall terminate.

1.2Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by CenterState and South State.  The date on which the Closing occurs is referred to as the “Closing Date.”

1.3Effective Time.  On or (if agreed by CenterState and South State) prior to the Closing Date, South State and CenterState, respectively, shall cause to be filed articles of merger with the Secretary of State of the State of South Carolina (the “South Carolina Secretary”) and articles of merger with the Secretary of State of the State of Florida (the “Florida Secretary”) (collectively, the “Articles of Merger”).  The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the SCBCA and the FBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the SCBCA and the FBCA.

1.5Conversion of CenterState Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of South State, CenterState or the holder of any securities of South State or CenterState:

(a)Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of CenterState issued and outstanding immediately prior to the Effective Time (the “CenterState Common Stock”), except for shares of CenterState Common Stock owned by CenterState or South State (in each case other than shares of CenterState Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by CenterState or South State in respect of debts previously contracted), shall be converted into the right to receive 0.3001 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $2.50 per share, of South State (the “South State Common Stock”).

(b)All of the shares of CenterState Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of CenterState Common Stock) previously representing any such shares of CenterState Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of South State Common Stock which such shares of CenterState Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of CenterState Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of South State Common Stock or CenterState Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give South State and the holders of CenterState Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit CenterState or South State to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of CenterState Common Stock that are owned by CenterState or South State (in each case other than shares of CenterState Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by CenterState or South State in respect of debts previously contracted) shall be cancelled and shall cease to exist and no South State Common Stock or other consideration shall be delivered in exchange therefor.

1.6South State Stock.  At and after the Effective Time, each share of South State Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7Treatment of CenterState Equity Awards; Warrants.

(a)At the Effective Time, each option to purchase shares of CenterState Common Stock (a “CenterState Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any required action on the part of CenterState or any holder of such CenterState Stock Option, be vested and converted into a vested option (a “South State Stock Option”) to purchase (i) that number of shares of South State Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of CenterState Common Stock subject to such CenterState Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of South State Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of CenterState Common Stock of such CenterState Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.  Except as expressly provided in this Section 1.7, each such South State Stock Option shall be subject to the same terms and conditions as applied to the corresponding CenterState Stock Option immediately prior to the Effective Time; provided that each South State Stock Option shall remain exercisable through the remainder of its term.

(b)At the Effective Time, each warrant to purchase shares of CenterState Common Stock (a “CenterState Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of CenterState or any holder of such CenterState Warrant, be converted into a warrant (a “South State Warrant”) to purchase (i) that number of shares of South State Common Stock (rounded to the nearest whole share) equal to the product of (A) the total number of shares of CenterState Common Stock subject to such CenterState Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of South State Common Stock (rounded to the nearest whole cent) equal to the quotient of (A) the exercise price per share of CenterState Common Stock of such CenterState Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.  Except as expressly provided in this Section 1.7, each such South State Warrant shall be subject to the same terms and conditions as applied to the corresponding CenterState Warrant immediately prior to the Effective Time; provided that each South State Warrant shall remain exercisable through the remainder of its term.  Where the context so requires, all references to CenterState (or an affiliate or a predecessor of CenterState) in the assumed agreements representing the CenterState Warrants shall be deemed to be references to the Surviving Entity (or its Subsidiaries, as applicable), and all references to the Board of Directors of CenterState (or an affiliate or a predecessor of CenterState) shall be deemed to be references to the Board of Directors of the Surviving Entity.

(c)At the Effective Time, each award in respect of a share of CenterState Common Stock subject to vesting, repurchase or other lapse restriction (a “CenterState Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of CenterState or any holder of such CenterState Restricted Stock Award, be converted into a restricted stock award (a “South State Restricted Stock Award”) in respect of that number of shares of South State Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of CenterState Common Stock subject to the CenterState Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.  Except as expressly provided in this Section 1.7, each such South State Restricted Stock Award shall be subject to the same terms and conditions as applied to the corresponding CenterState Restricted Stock Award immediately prior to the Effective Time.

(d)At the Effective Time, each time-vesting restricted stock unit award in respect of a share of CenterState Common Stock (a “CenterState RSU Award”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of CenterState or any holder of such CenterState RSU Award, be converted into a time-vesting restricted stock unit award (a “South State RSU Award,” and together with the converted South State Stock Options and South State Restricted Stock Awards, the “South State Converted Equity Awards”) in respect of that number of shares of South State Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of CenterState Common Stock subject to the CenterState RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 1.7, each such South State RSU Award shall be subject to the same terms and conditions as applied to the corresponding CenterState RSU Award immediately prior to the Effective Time.

(e)At the Effective Time, each performance-vesting restricted stock unit award in respect of a share of CenterState Common Stock (a “CenterState PSU Award”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of CenterState or any holder of such CenterState PSU Award, be converted into a South State RSU Award in respect of that number of shares of South State Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of CenterState Common Stock subject to the CenterState PSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.  For purposes of this Section 1.7(e), the number of shares of CenterState Common Stock subject to a CenterState PSU Award immediately prior to the Effective Time shall be determined assuming performance goals are satisfied based on the greater of target and actual performance as of immediately prior to the Effective Time.  After the Effective Time, each such South State RSU Award shall be subject only to time-vesting through the remainder of the originally scheduled performance period (or any later scheduled vesting date).  Except as expressly provided in this Section 1.7, each such South State RSU Award shall be subject to the same terms and conditions as applied to the corresponding CenterState PSU Award immediately prior to the Effective Time.

(f)Notwithstanding anything to the contrary in this Section 1.7 or in the applicable plan and award agreements governing the CenterState Equity Awards, (i) in the event that the employment of a holder of a South State Converted Equity Award is terminated by the Surviving Entity without “cause” or for “good reason” (as such terms are defined in the applicable award agreement evidencing the South State Converted Equity Award (which is generally expected to be consistent with the definitions in the corresponding CenterState Equity Award (if any))) prior to the third anniversary of the Closing Date, then such South State Converted Equity Award shall become fully vested, and (ii) notwithstanding any acceleration of vesting that occurs as a result of the transactions contemplated by this Agreement or this Section 1.7, the settlement of any South State RSU Award that has been converted from a CenterState RSU Award or a CenterState PSU Award shall occur in a manner that complies with Section 409A of the Code and in a manner consistent with the timing set forth in the plan and award agreement applicable to the corresponding CenterState Equity Award.

(g)At or prior to the Effective Time, CenterState, the Board of Directors of CenterState and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7.

(h)As of the Effective Time, the number and kind of shares available for issuance under each equity incentive plan of CenterState shall be adjusted to reflect South State Common Stock in accordance with the provisions of the applicable plan.

(i)South State shall take all corporate actions that are necessary for the assumption of the CenterState Equity Awards pursuant to Sections 1.7(a) through 1.7(e), including the reservation, issuance and listing of South State Common Stock as necessary to effect the transactions contemplated by this Section 1.7.  As soon as practicable following the Effective Time, South State shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of South State Common Stock underlying such CenterState Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed CenterState Equity Awards remain outstanding.

1.8Articles of Incorporation of Surviving Entity.  At the Effective Time, the articles of incorporation of South State, as amended as set forth in Exhibit A (such amendment, the “South State Articles Amendment”), shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.9Bylaws of Surviving Entity.  At the Effective Time, the bylaws of South State, as amended as set forth in Exhibit B (such amendment, the “South State Bylaws Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.11Bank Merger.

(a)Immediately following the Merger, South State Bank, a South Carolina banking corporation and wholly owned Subsidiary of South State (“South State Subsidiary Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned Subsidiary of CenterState (“CenterState Subsidiary Bank”) (the “Bank Merger”).  CenterState Subsidiary Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of South State Subsidiary Bank shall cease and CenterState Subsidiary Bank shall be renamed “South State Bank, N.A.” effective as of the Effective Time.  Promptly after the date of this Agreement, South State Subsidiary Bank and CenterState Subsidiary Bank will enter into an agreement and plan of merger in the form set forth in Exhibit C (the “Bank Merger Agreement”).  Each of South State and CenterState shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of South State Subsidiary Bank and CenterState Subsidiary Bank, respectively, and South State and CenterState shall, and shall cause South State Subsidiary Bank and CenterState Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.  The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

(b)It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article II

Exchange of Shares

2.1South State to Make Consideration Available.  At or prior to the Effective Time, South State shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by South State and CenterState (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at South State’s option, evidence in book-entry form, representing shares of South State Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and any cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of South State Common Stock payable in accordance with Section 2.2(b), being referred to herein as the “Exchange Fund”).

2.2Exchange of Shares.

(a)As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of CenterState Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive South State Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of South State Common Stock and any cash in lieu of fractional shares which the shares of CenterState Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares).  Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of CenterState Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, (i) a New Certificate representing that number of whole shares of South State Common Stock to which such holder of CenterState Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of South State Common Stock which the shares of CenterState Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)No dividends or other distributions declared with respect to South State Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of South State Common Stock that the shares of CenterState Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)If any New Certificate representing shares of South State Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of South State Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)After the Effective Time, there shall be no transfers on the stock transfer books of CenterState of the shares of CenterState Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of South State Common Stock and any cash in lieu of fractional shares as provided in this Article II.

(e)Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of South State Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to South State Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of South State.  In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of CenterState Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of South State Common Stock on NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of CenterState Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of South State Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of CenterState for twelve (12) months after the Effective Time shall be paid to the Surviving Entity.  Any former holders of CenterState Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of South State Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the South State Common Stock deliverable in respect of each former share of CenterState Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of South State, CenterState, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of CenterState Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by former holders of shares of CenterState Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of South State Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of CenterState Common Stock or CenterState Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CenterState Common Stock or CenterState Equity Awards in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.

(h)In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of South State Common Stock and any cash in lieu of fractional shares, as applicable, deliverable in respect thereof pursuant to this Agreement.

Article III

Representations And Warranties Of CenterState

Except (a) as disclosed in the disclosure schedule delivered by CenterState to South State concurrently herewith (the “CenterState Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the CenterState Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CenterState that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any CenterState Reports filed by CenterState since December 31, 2017, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), CenterState hereby represents and warrants to South State as follows:

3.1Corporate Organization.

(a)CenterState is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act.  CenterState has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  CenterState is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CenterState.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to South State, CenterState or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.  True and complete copies of the articles of incorporation of CenterState (the “CenterState Articles”) and the bylaws of CenterState (the “CenterState Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by CenterState to South State.

(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CenterState, each Subsidiary of CenterState (a “CenterState Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of CenterState or any Subsidiary of CenterState to pay dividends or distributions except, in the case of CenterState or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of CenterState Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the CenterState Disclosure Schedule sets forth a true and complete list of all Subsidiaries of CenterState as of the date hereof.  No Subsidiary of CenterState is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of CenterState.  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of CenterState other than the CenterState Subsidiaries.

3.2Capitalization.

(a)The authorized capital stock of CenterState consists of 200,000,000 shares of CenterState Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of the date of this Agreement, there are (i) 125,276,300 shares of CenterState Common Stock issued and outstanding, including 32,500 shares of CenterState Common Stock granted in respect of outstanding CenterState Restricted Stock Awards, (ii) 319,270 shares of CenterState Common Stock reserved for issuance upon the settlement of outstanding CenterState RSU Awards, (iii) 590,825 shares of CenterState Common Stock reserved for issuance upon the settlement of outstanding CenterState PSU Awards (assuming performance goals are satisfied at the target level) or 702,740 shares of CenterState Common Stock reserved for issuance upon the settlement of outstanding CenterState PSU Awards (assuming performance goals are satisfied at the maximum level), (iv) zero shares of CenterState Common Stock held in treasury, (v) 591,580 shares of CenterState Common Stock reserved for issuance upon the exercise of outstanding CenterState Stock Options and CenterState Warrants, and (vi) no other shares of capital stock or other voting securities or equity interests of CenterState issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CenterState may vote.  Other than CenterState Stock Options, CenterState Restricted Stock Awards, CenterState RSU Awards and CenterState PSU Awards (collectively, “CenterState Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in CenterState, or contracts, commitments, understandings or arrangements by which CenterState may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in CenterState, or that otherwise obligate CenterState to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “CenterState Securities”).  Other than CenterState Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of CenterState or any of its Subsidiaries) are outstanding.  No CenterState Subsidiary owns any capital stock of CenterState.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which CenterState or any of its Subsidiaries is a party with respect to the voting or transfer of CenterState Common Stock, capital stock or other voting or equity securities or ownership interests of CenterState or granting any shareholder or other person any registration rights.

(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CenterState, CenterState owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CenterState Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any CenterState Subsidiary, or contracts, commitments, understandings or arrangements by which any CenterState Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such CenterState Subsidiary, or otherwise obligating any CenterState Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “CenterState Subsidiary Securities”).

3.3Authority; No Violation.

(a)CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of CenterState.  The Board of Directors of CenterState has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of CenterState and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to CenterState’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of a majority of the votes entitled to be cast on this Agreement by the holders of CenterState Common Stock at a meeting called therefor (the “Requisite CenterState Vote”) and subject to the adoption and approval of the Bank Merger Agreement by CenterState as CenterState Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of CenterState are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by South State) constitutes a valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)Neither the execution and delivery of this Agreement by CenterState nor the consummation by CenterState of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by CenterState with any of the terms or provisions hereof, will (i) violate any provision of the CenterState Articles or the CenterState Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any CenterState Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CenterState or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CenterState.

3.4Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the South Carolina Board of Financial Institutions (the “SCBFI”) and the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking or insurance regulatory authorities listed on Section 3.4 of the CenterState Disclosure Schedule or Section 4.4 of the South State Disclosure Schedule and approval of such applications, filings and notices, (f) the filing by CenterState with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by South State in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration of effectiveness of the S-4, (g) the filing of the Articles of Merger with the South Carolina Secretary pursuant to the SCBCA and the Florida Secretary pursuant to the FBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (h) the filing of any applications, filings or notices under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of South State Common Stock pursuant to this Agreement and the approval of the listing of such South State Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality (each, a “Governmental

Entity”) are necessary in connection with (x) the execution and delivery by CenterState of this Agreement or (y) the consummation by CenterState of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, CenterState is not aware of any reason why the necessary regulatory approvals and consents will not be received by CenterState to permit consummation of the Merger and Bank Merger on a timely basis.

3.5Reports.  CenterState and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the OCC, (v) the FDIC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CenterState.  Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of CenterState and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CenterState, investigation into the business or operations of CenterState or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.  Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CenterState or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CenterState or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

3.6Financial Statements.

(a)The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of CenterState and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Since December 31, 2017, no independent public accounting firm of CenterState has resigned (or informed CenterState that it intends to resign) or been dismissed as independent public accountants of CenterState as a result of or in connection with any disagreements with CenterState on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, neither CenterState nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CenterState included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState.  CenterState (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to CenterState, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CenterState by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to CenterState’s outside auditors and the audit committee of CenterState’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CenterState’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal controls over financial reporting.  These disclosures were made in writing by management to CenterState’s auditors and audit committee.  CenterState has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)Since January 1, 2017, (i) neither CenterState nor any of its Subsidiaries, nor, to the knowledge of CenterState, any Representative of CenterState or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CenterState or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing CenterState or any of its Subsidiaries, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CenterState or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of CenterState or any committee thereof or the Board of Directors or similar governing body of any CenterState Subsidiary or any committee thereof, or to the knowledge of CenterState, to any director or officer of CenterState or any CenterState Subsidiary.

3.7Broker’s Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither CenterState nor any CenterState Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  CenterState has disclosed to South State as of the date hereof the aggregate fees provided for in connection with the engagement by CenterState of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereunder.

3.8Absence of Certain Changes or Events.

(a)Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b)Since December 31, 2018, CenterState and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9Legal Proceedings.

(a)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on CenterState, neither CenterState nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of CenterState, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CenterState or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon CenterState, any of its Subsidiaries or the assets of CenterState or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

3.10Taxes and Tax Returns.

(a)Each of CenterState and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither CenterState nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of CenterState and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of CenterState and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither CenterState nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Neither CenterState nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of CenterState, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of CenterState and its Subsidiaries or the assets of CenterState and its Subsidiaries.  CenterState has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years.  Neither CenterState nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CenterState and its Subsidiaries).  Neither CenterState nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was CenterState) or (B) has any liability for the Taxes of any person (other than CenterState or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither CenterState nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither CenterState nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(b)As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.

(c)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11Employees.

(a)Section 3.11(a) of the CenterState Disclosure Schedule sets forth a true and complete list of all material CenterState Benefit Plans.  For purposes of this Agreement, the term “CenterState Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which CenterState or any Subsidiary or any trade or business of CenterState or any of its Subsidiaries, whether or not incorporated, all of which together with CenterState would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “CenterState ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by CenterState or any of its Subsidiaries or any CenterState ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of CenterState or any of its Subsidiaries or any CenterState ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)CenterState has heretofore made available to South State true and complete copies of each material CenterState Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) filed with the U.S. Department of Labor (the “DOL”) for the last two (2) plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) determination letter, and (iv) the most recently prepared actuarial report for each of the last two (2) years.

(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, each CenterState Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, neither CenterState nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any CenterState Benefit Plan, and neither CenterState nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)Section 3.11(d) of the CenterState Disclosure Schedule identifies each CenterState Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “CenterState Qualified Plans”).  The IRS has, if applicable, issued a favorable determination letter with respect to each CenterState Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of CenterState, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any CenterState Qualified Plan or the related trust.  No trust funding any CenterState Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, with respect to each CenterState Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such CenterState Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such CenterState Benefit Plan’s actuary with respect to such CenterState Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such CenterState Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by CenterState or any of its Subsidiaries or any CenterState ERISA Affiliate, and (vii) the PBGC has not instituted proceedings to terminate any such CenterState Benefit Plan.

(f)None of CenterState and its Subsidiaries nor any CenterState ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of CenterState and its Subsidiaries nor any CenterState ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)Except as set forth on Section 3.11(g) of the CenterState Disclosure Schedule, neither CenterState nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, all contributions required to be made to any CenterState Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any CenterState Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CenterState.

(i)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to CenterState’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the CenterState Benefit Plans, any fiduciaries thereof with respect to their duties to the CenterState Benefit Plans or the assets of any of the trusts under any of the CenterState Benefit Plans that would reasonably be expected to result in any material liability of CenterState or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a CenterState Benefit Plan, or any other party.

(j)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, none of CenterState and its Subsidiaries nor any CenterState ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the CenterState Benefit Plans or their related trusts, CenterState, any of its Subsidiaries, any CenterState ERISA Affiliate or any person that CenterState or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of CenterState or any of its Subsidiaries, or result in any limitation on the right of CenterState or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CenterState Benefit Plan or related trust.

(l)The transactions contemplated by this Agreement will not cause or require CenterState or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)No CenterState Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, there are no pending or, to CenterState’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against CenterState or any of its Subsidiaries, or any strikes or other material labor disputes against CenterState or any of its Subsidiaries.  Neither CenterState nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association, or work rules or practices agreed to with any labor organization or employee association applicable to employees of CenterState or any of its Subsidiaries and, to the knowledge of CenterState, there are no organizing efforts by any union or other group seeking to represent any employees of CenterState or any of its Subsidiaries.

(o)CenterState and its Subsidiaries are, and have been since January 1, 2017, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

3.12SEC Reports.  CenterState has previously made available to South State an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2017 by CenterState pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “CenterState Reports”) and (b) communication mailed by CenterState to its shareholders since December 31, 2017 and prior to the date hereof, and no such CenterState Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2017, as of their respective dates, all CenterState Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CenterState Reports.

3.13Compliance with Applicable Law.

(a)CenterState and each of its Subsidiaries hold, and have at all times since December 31, 2017, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CenterState, and to the knowledge of CenterState, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CenterState, CenterState and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to CenterState or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)CenterState Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)CenterState maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CenterState, to the knowledge of CenterState, since December 31, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of CenterState and its Subsidiaries.

(e)Without limitation, none of CenterState or any of its Subsidiaries, or to the knowledge of CenterState, any director, officer, employee, agent or other person acting on behalf of CenterState or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CenterState or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CenterState or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of CenterState or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of CenterState or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for CenterState or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CenterState or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CenterState.

(f)As of the date hereof, CenterState, CenterState Subsidiary Bank and each other insured depository institution Subsidiary of CenterState is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither CenterState nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that CenterState Subsidiary Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

3.14Certain Contracts.

(a)Except as set forth in Section 3.14(a) of the CenterState Disclosure Schedule, as of the date hereof, neither CenterState nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any CenterState Benefit Plan:  (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of CenterState (or after the Merger, the ability of the Surviving Entity and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements); (iii) with or to a labor union or guild (including any collective bargaining agreement); (iv) which (other than extensions of credit, other customary banking products offered by CenterState or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $1,000,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less; (v) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of CenterState or its Subsidiaries taken as a whole; (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to CenterState and its Subsidiaries, taken as a whole; (vii) that provides for contractual indemnification to any director, officer or employee; or (viii) (A) that relates to the incurrence of indebtedness by CenterState or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by CenterState or any of its Subsidiaries of, or any similar commitment by CenterState or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any CenterState Benefit Plan), whether or not set forth in the CenterState Disclosure Schedule, is referred to herein as a “CenterState Contract.”  CenterState has made available to South State true, correct and complete copies of each CenterState Contract in effect as of the date hereof.

(b)(i) Each CenterState Contract is valid and binding on CenterState or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CenterState, (ii) CenterState and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each CenterState Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CenterState, (iii) to the knowledge of CenterState, each third-party counterparty to each CenterState Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such CenterState Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CenterState, (iv) neither CenterState nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any CenterState Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of CenterState or any of its Subsidiaries, or to the knowledge of CenterState, any other party thereto, of or under any such CenterState Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CenterState.

3.15Agreements with Regulatory Agencies.  Subject to Section 9.14, neither CenterState nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CenterState Disclosure Schedule, a “CenterState Regulatory Agreement”), nor has CenterState or any of its Subsidiaries been advised since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such CenterState Regulatory Agreement.

3.16Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of CenterState or any of its Subsidiaries or for the account of a customer of CenterState or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of CenterState or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  CenterState and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to CenterState’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, CenterState and its Subsidiaries are in compliance, and have complied, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of CenterState, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on CenterState or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against CenterState, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on

CenterState.  To the knowledge of CenterState, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.  CenterState is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

3.18Investment Securities and Commodities.

(a)Each of CenterState and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to CenterState’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of CenterState or its Subsidiaries.  Such securities and commodities are valued on the books of CenterState in accordance with GAAP in all material respects.

(b)CenterState and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that CenterState believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, CenterState has made available to South State the material terms of such policies, practices and procedures.

3.19Real Property.  CenterState or a CenterState Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the CenterState Reports as being owned by CenterState or a CenterState Subsidiary or acquired after the date thereof which are material to CenterState’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “CenterState Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such CenterState Reports or acquired after the date thereof which are material to CenterState’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the CenterState Owned Properties, the “CenterState Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of CenterState, the lessor.  There are no pending or, to the knowledge of CenterState, threatened condemnation proceedings against the CenterState Real Property.

3.20Intellectual Property.  CenterState and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState:  (a) (i) to the knowledge of CenterState, the use of any Intellectual Property by CenterState and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which CenterState or any CenterState Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to CenterState that CenterState or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of CenterState, no person is challenging, infringing on or otherwise violating any right of CenterState or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CenterState or its Subsidiaries, and (c) neither CenterState nor any CenterState Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CenterState or any CenterState Subsidiary, and CenterState and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CenterState and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CenterState or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CenterState or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding CenterState Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of CenterState) on the other hand, of the type required to be reported in any CenterState Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

3.22State Takeover Laws.  The Board of Directors of CenterState has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the CenterState Articles or CenterState Bylaws (collectively, with any similar provisions of the South State Articles or South State Bylaws, “Takeover Statutes”).  In accordance with Section 607.1302 of the FBCA, no appraisal or dissenters’ rights will be available to the holders of CenterState Common Stock in connection with the Merger.

3.23Reorganization.  CenterState has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24Opinion.  Prior to the execution of this Agreement, CenterState has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of CenterState Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25CenterState Information.  The information relating to CenterState and its Subsidiaries or that is provided by CenterState or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portion of the Joint Proxy Statement relating to CenterState and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26Loan Portfolio.

(a)As of the date hereof, neither CenterState nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which CenterState or any Subsidiary of CenterState is a creditor that, as of September 30, 2019, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2019, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of CenterState or any of its Subsidiaries, or to the knowledge of CenterState, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the CenterState Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of CenterState and its Subsidiaries that, as of September 30, 2019, had an outstanding balance of $1,000,000 and were classified by CenterState as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of CenterState or any of its Subsidiaries that, as of September 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, each Loan of CenterState or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CenterState and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, each outstanding Loan of CenterState or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CenterState and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)None of the agreements pursuant to which CenterState or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)There are no outstanding Loans made by CenterState or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of CenterState or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, neither CenterState nor any of its Subsidiaries is now nor has it ever been since December 31, 2017 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CenterState, (a) CenterState and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CenterState reasonably has determined to be prudent and consistent with industry practice, and CenterState and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of CenterState and its Subsidiaries, CenterState or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by CenterState or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither CenterState nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.28Investment Advisory, Insurance and Broker-Dealer Matters.

(a)No Subsidiary of CenterState is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b)No Subsidiary of CenterState conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(c)No Subsidiary of CenterState is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.

3.29No Other Representations or Warranties.

(a)Except for the representations and warranties made by CenterState in this Article III, neither CenterState nor any other person makes any express or implied representation or warranty with respect to CenterState, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CenterState hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither CenterState nor any other person makes or has made any representation or warranty to South State or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CenterState, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to South State or any of its affiliates or Representatives in the course of their due diligence investigation of CenterState, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by CenterState in this Article III.

(b)CenterState acknowledges and agrees that neither South State nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

Article IV

Representations And Warranties Of South State

Except (a) as disclosed in the disclosure schedule delivered by South State to CenterState concurrently herewith (the “South State Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the South State Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by South State that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any South State Reports filed by South State since December 31, 2017, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), South State hereby represents and warrants to CenterState as follows:

4.1Corporate Organization.

(a)South State is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, and is a bank holding company duly registered under the BHC Act.  South State has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  South State is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State.  True and complete copies of the articles of incorporation of South State (the “South State Articles”) and the bylaws of South State (the “South State Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by South State to CenterState.

(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, each Subsidiary of South State (a “South State Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of South State or any Subsidiary of South State to pay dividends or distributions except, in the case of South State or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of South State Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the South State Disclosure Schedule sets forth a true and complete list of all Subsidiaries of South State as of the date hereof.  No Subsidiary of South State is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of South State.  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of South State other than the South State Subsidiaries.

4.2Capitalization.

(a)As of the date of this Agreement, the authorized capital stock of South State consists of 80,000,000 shares of South State Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share.  As of the date of this Agreement, there are (i) 33,764,834 shares of South State Common Stock issued and outstanding, including 69,011 shares of South State Common Stock granted in respect of outstanding South State Restricted Stock Awards, (ii) zero shares of South State Common Stock held in treasury, (iii) 176,888 shares of South State Common Stock reserved for issuance upon the exercise of South State Stock Options, (iv) 289,906 shares of South State Common Stock (assuming performance goals are satisfied at the target level) or 344,025 shares of South State Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance restricted stock unit awards in respect of shares of South State Common Stock (“South State PSU Awards”), and (v) no other shares of capital stock or other voting securities or equity interests of South State issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of South State Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of South State may vote.  Other than South State Stock Options, South State Restricted Stock Awards and South State PSU Awards (collectively, “South State Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in South State, or contracts, commitments, understandings or arrangements by which South State may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in South State or that otherwise obligate South State to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “South State Securities”).  Other than South State Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of South State or any of its Subsidiaries) are outstanding.  No South State Subsidiary owns any capital stock of South State.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which South State or any of its Subsidiaries is a party with respect to the voting or transfer of South State Common Stock, capital stock or other voting or equity securities or ownership interests of South State or granting any shareholder or other person any registration rights.

(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, South State owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the South State Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any South State Subsidiary, or contracts, commitments, understandings or arrangements by which any South State Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such South State Subsidiary, or otherwise obligating any South State Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “South State Subsidiary Securities”).

4.3Authority; No Violation.

(a)South State has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of South State.  The Board of Directors of South State has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of South State and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to South State’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for (i) the approval of this Agreement by the affirmative vote of two-thirds of the votes entitled to be cast on this Agreement by the holders of South State Common Stock (the “South State Merger Vote”) and (ii) the approval of the South State Articles Amendment by the affirmative vote of two-thirds of the votes entitled to be cast on the South State Articles Amendment by the holders of South State Common Stock (the “South State Authorized Share Capital Vote” and, together with the South State Merger Vote, the “Requisite South State Vote”), and subject to the approval of the Bank Merger Agreement by South State as South State Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of South State are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by South State and (assuming due authorization, execution and delivery by CenterState) constitutes a valid and binding obligation of South State, enforceable against South State in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of South State Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite South State Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of South State will have any preemptive right or similar rights in respect thereof.

(b)Neither the execution and delivery of this Agreement by South State, nor the consummation by South State of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by South State with any of the terms or provisions hereof, will (i) violate any provision of the South State Articles or the South State Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any South State Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to South State or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of South State or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which South State or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on South State.

4.4Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the SCBFI and the OCC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking or insurance regulatory authorities listed on Section 3.4 of the CenterState Disclosure Schedule or Section 4.4 of the South State Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Articles of Merger with the South Carolina Secretary pursuant to the SCBCA and the Florida Secretary pursuant to the FBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (h) the filing of any applications, filings or notices under the HSR Act, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of South State Common Stock pursuant to this Agreement and the approval of the listing of such South State Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by South State of this Agreement or (y) the consummation by South State of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, South State is not aware of any reason why the necessary regulatory approvals and consents will not be received by South State to permit consummation of the Merger and Bank Merger on a timely basis.

4.5Reports.  South State and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State.  Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of South State and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of South State, investigation into the business or operations of South State or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.  Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of South State or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of South State or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.

4.6Financial Statements.

(a)The financial statements of South State and its Subsidiaries included (or incorporated by reference) in the South State Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of South State and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of South State and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of South State and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Since December 31, 2017, no independent public accounting firm of South State has resigned (or informed South State that it intends to resign) or been dismissed as independent public accountants of South State as a result of or in connection with any disagreements with South State on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, neither South State nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of South State included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)The records, systems, controls, data and information of South State and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of South State or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on South State.  South State (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to South State, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of South State by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to South State’s outside auditors and the audit committee of South State’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect South State’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in South State’s internal controls over financial reporting.  These disclosures were made in writing by management to South State’s auditors and audit committee.  South State has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)Since January 1, 2017, (i) neither South State nor any of its Subsidiaries, nor, to the knowledge of South State, any Representative of South State or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of South State or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that South State or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing South State or any of its Subsidiaries, whether or not employed by South State or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by South State or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of South State or any committee thereof or the Board of Directors or similar governing body of any South State Subsidiary or any committee thereof, or to the knowledge of South State, to any director or officer of South State or any South State Subsidiary.

4.7Broker’s Fees.  With the exception of the engagement of Piper Sandler & Co., neither South State nor any South State Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  South State has disclosed to CenterState as of the date hereof the aggregate fees provided for in connection with the engagement by South State of Piper Sandler & Co. related to the Merger and the other transactions contemplated hereunder.

4.8Absence of Certain Changes or Events.

(a)Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.

(b)Since December 31, 2018, South State and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9Legal Proceedings.

(a)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on South State, neither South State nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of South State, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against South State or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon South State, any of its Subsidiaries or the assets of South State or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

4.10Taxes and Tax Returns.  Each of South State and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither South State nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of South State and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of South State and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither South State nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Neither South State nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of South State, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of South State and its Subsidiaries or the assets of South State and its Subsidiaries.  South State has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years.  Neither South State nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among South State and its Subsidiaries).  Neither South State nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was South State) or (B) has any liability for the Taxes of any person (other than South State or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither South State nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither South State nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.11Employees.

(a)Section 4.11(a) of the South State Disclosure Schedule sets forth a true and complete list of all material South State Benefit Plans.  For purposes of this Agreement, the term “South State Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which South State or any Subsidiary or any trade or business of South State or any of its Subsidiaries, whether or not incorporated, all of which together with South State would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “South State ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by South State or any of its Subsidiaries or any South State ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of South State or any of its Subsidiaries or any South State ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b)South State has heretofore made available to CenterState true and complete copies of each material South State Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) filed with the DOL for the last two (2) plan years, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report for each of the last two (2) years.

(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, each South State Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, neither South State nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any South State Benefit Plan, and neither South State nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)Section 4.11(d) of the South State Disclosure Schedule identifies each South State Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “South State Qualified Plans”).  The IRS has, if applicable, issued a favorable determination letter with respect to each South State Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of South State, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any South State Qualified Plan or the related trust.  No trust funding any South State Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, with respect to each South State Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such South State Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such South State Benefit Plan’s actuary with respect to such South State Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such South State Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by South State or any of its Subsidiaries or any South State ERISA Affiliate, and (vii) the PBGC has not instituted proceedings to terminate any such South State Benefit Plan.

(f)None of South State and its Subsidiaries nor any South State ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of South State and its Subsidiaries nor any South State ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)Except as set forth on Section 4.11(g) of the South State Disclosure Schedule, neither South State nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, all contributions required to be made to any South State Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any South State Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of South State.

(i)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to South State’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the South State Benefit Plans, any fiduciaries thereof with respect to their duties to the South State Benefit Plans or the assets of any of the trusts under any of the South State Benefit Plans that would reasonably be expected to result in any material liability of South State or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a South State Benefit Plan, or any other party.

(j)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, none of South State and its Subsidiaries nor any South State ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the South State Benefit Plans or their related trusts, South State, any of its Subsidiaries, any South State ERISA Affiliate or any person that South State or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of South State or any of its Subsidiaries, or result in any limitation on the right of South State or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any South State Benefit Plan or related trust.

(l)The transactions contemplated by this Agreement will not cause or require South State or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)No South State Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, there are no pending or, to South State’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against South State or any of its Subsidiaries, or any strikes or other material labor disputes against South State or any of its Subsidiaries.  Neither South State nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association, or work rules or practices agreed to with any labor organization or employee association applicable to employees of South State or any of its Subsidiaries and, to the knowledge of South State, there are no organizing efforts by any union or other group seeking to represent any employees of South State or any of its Subsidiaries.

(o)South State and its Subsidiaries are, and have been since January 1, 2017, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.

4.12SEC Reports.  South State has previously made available to CenterState an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2017 by South State pursuant to the Securities Act or the Exchange Act (the “South State Reports”) and (b) communication mailed by South State to its shareholders since December 31, 2017 and prior to the date hereof, and no such South State Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2017, as of their respective dates, all South State Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of South State has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the South State Reports.

4.13Compliance with Applicable Law.

(a)South State and each of its Subsidiaries hold, and have at all times since December 31, 2017, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, and to the knowledge of South State, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State, South State and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to South State or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)South State Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)South State maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on South State, to the knowledge of South State, since December 31, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of South State and its Subsidiaries.

(e)Without limitation, none of South State, or any of its Subsidiaries, or to the knowledge of South State, any director, officer, employee, agent or other person acting on behalf of South State or any of its Subsidiaries has, directly or indirectly, (i) used any funds of South State or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of South State or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of South State or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of South State or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for South State or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for South State or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South State.

(f)As of the date hereof, South State, South State Subsidiary Bank and each other insured depository institution Subsidiary of South State is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither South State nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that South State Subsidiary Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.14Certain Contracts.

(a)Except as set forth in Section 4.14(a) of the South State Disclosure Schedule, as of the date hereof, neither South State nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any South State Benefit Plan: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of South State (or after the Merger, the ability of the Surviving Entity and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements); (iii) with or to a labor union or guild (including any collective bargaining agreement); (iv) which (other than extensions of credit, other customary banking products offered by South State or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $1,000,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less; (v) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of South State or its Subsidiaries  taken as a whole; (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to South State and its Subsidiaries, taken as a whole; (vii) that provides for contractual indemnification to any director, officer or employee; or (viii) (A) that relates to the incurrence of indebtedness by South State or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by South State or any of its Subsidiaries of, or any similar commitment by South State or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more.  Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) (excluding any South State Benefit Plan), whether or not set forth in the South State Disclosure Schedule, is referred to herein as a “South State Contract.”  South State has made available to CenterState true, correct and complete copies of each South State Contract in effect as of the date hereof.

(b)(i) Each South State Contract is valid and binding on South State or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State, (ii) South State and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each South State Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State, (iii) to the knowledge of South State, each third-party counterparty to each South State Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such South State Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State, (iv) neither South State nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any South State Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of South State or any of its Subsidiaries or, to the knowledge of South State, any other party thereto, of or under any such South State Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on South State.

4.15Agreements with Regulatory Agencies.  Subject to Section 9.14, neither South State nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the South State Disclosure Schedule, a “South State Regulatory Agreement”), nor has South State or any of its Subsidiaries been advised since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such South State Regulatory Agreement.

4.16Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of South State or any of its Subsidiaries or for the account of a customer of South State or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of South State or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  South State and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to South State’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

4.17Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, South State and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of South State, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on South State or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against South State, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.  To the knowledge of South State, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.  South State is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State.

4.18Investment Securities and Commodities.

(a)Each of South State and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to South State’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of South State or its Subsidiaries.  Such securities and commodities are valued on the books of South State in accordance with GAAP in all material respects.

(b)South State and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that South State believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, South State has made available to CenterState the material terms of such policies, practices and procedures.

4.19Real Property.  South State or a South State Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the South State Reports as being owned by South State or a South State Subsidiary or acquired after the date thereof which are material to South State’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “South State Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such South State Reports or acquired after the date thereof which are material to South State’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the South State Owned Properties, the “South State Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of South State, the lessor.  There are no pending or, to the knowledge of South State, threatened condemnation proceedings against the South State Real Property.

4.20Intellectual Property.  South State and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State:  (a) (i) to the knowledge of South State, the use of any Intellectual Property by South State and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which South State or any South State Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to South State that South State or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of South State, no person is challenging, infringing on or otherwise violating any right of South State or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to South State or its Subsidiaries, and (c) neither South State nor any South State Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by South State or any South State Subsidiary, and South State and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by South State and its Subsidiaries.

4.21Customer Relationships.

(a)Each trust or wealth management customer of South State or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of South State and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile and (v) in compliance with all applicable laws and South State’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder.  Each contract governing a relationship with a trust or wealth management customer of South State or any of its Subsidiaries has been duly and validly executed and delivered by South State and each Subsidiary and, to the knowledge of South State, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and South State and its Subsidiaries and the other contracting parties thereto have duly performed in all material respects their obligations thereunder, and South State and its Subsidiaries and, to the knowledge of South State, such other contracting parties are in compliance with each of the terms thereof.

(b)No contract governing a relationship with a trust or wealth management customer of South State or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to South State or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)(i) None of South State, any of its Subsidiaries or any of their respective directors, officers or employees is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of South State or any of its Subsidiaries and (ii) none of the directors, officers and employees of South State or any of its Subsidiaries is a party to any contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of South State or any of its Subsidiaries after the Closing Date.

(d)None of South State, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of South State or any of its Subsidiaries.  Since January 1, 2017, none of South State or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

(e)All books and records primarily related to the trust or wealth management businesses of South State and each of its Subsidiaries include documented risk profiles signed by each such customer.

4.22Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between South State or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of South State or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding South State Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of South State) on the other hand, of the type required to be reported in any South State Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

4.23State Takeover Laws.  The Board of Directors of South State has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.  In accordance with Section 33-13-102(b) of the SCBCA, no appraisal or dissenters’ rights will be available to the holders of South State Common Stock in connection with the Merger.

4.24Reorganization.  South State has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.25Opinion.  Prior to the execution of this Agreement, South State has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Piper Sandler & Co., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to South State.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26South State Information.  The information relating to South State and its Subsidiaries or that is provided by South State or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portion of the Joint Proxy Statement relating to South State and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to CenterState or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.27Loan Portfolio.

(a)As of the date hereof, neither South State nor any of its Subsidiaries is a party to any written or oral (i) Loan in which South State or any Subsidiary of South State is a creditor that, as of September 30, 2019, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2019, over ninety (90) days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of South State or any of its Subsidiaries, or to the knowledge of South State, any affiliate of any of the foregoing.  Set forth in Section 4.27(a) of the South State Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of South State and its Subsidiaries that, as of September 30, 2019, had an outstanding balance of $1,000,000 and were classified by South State as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of South State or any of its Subsidiaries that, as of September 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, each Loan of South State or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of South State and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, each outstanding Loan of South State or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of South State and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)None of the agreements pursuant to which South State or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)There are no outstanding Loans made by South State or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of South State or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South State, neither South State nor any of its Subsidiaries is now nor has it ever been since December 31, 2017 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.28Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on South State, (a) South State and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of South State reasonably has determined to be prudent and consistent with industry practice, and South State and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of South State and its Subsidiaries, South State or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by South State or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither South State nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.29Investment Advisory, Insurance and Broker-Dealer Matters.

(a)Section 4.29(a) of the South State Disclosure Schedule lists each Subsidiary of South State that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is registered with the SEC as an investment adviser under the Investment Advisers Act (each, a “South State Advisory Entity”)).  Each South State Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2017 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except in each case as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on South State.  There is no action, suit, proceeding or investigation pending or, to the knowledge of South State, threatened, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on South State.

(b)No Subsidiary of South State conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(c)No Subsidiary of South State is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of FINRA) any member firm of FINRA.

4.30No Other Representations or Warranties.

(a)Except for the representations and warranties made by South State in this Article IV, neither South State nor any other person makes any express or implied representation or warranty with respect to South State, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and South State hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither South State nor any other person makes or has made any representation or warranty to CenterState or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to South State, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to CenterState or any of its affiliates or Representatives in the course of their due diligence investigation of South State, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by South State in this Article IV.

(b)South State acknowledges and agrees that neither CenterState nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

Article V

Covenants relating to conduct of business

5.1Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the CenterState Disclosure Schedule or the South State Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of South State and CenterState shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either South State or CenterState to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the South State Disclosure Schedule or the CenterState Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither South State nor CenterState shall, and neither South State nor CenterState shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)(i) incur any indebtedness for borrowed money in excess of $25,000,000, (A) other than (I) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (II) deposits in the ordinary course of business consistent with past practice and (III) indebtedness of CenterState or any of its wholly owned Subsidiaries to CenterState or any of its wholly owned Subsidiaries, on the one hand, or of South State or any of its wholly owned Subsidiaries to South State or any of its wholly owned Subsidiaries, on the other hand, and (B) provided that (I) such indebtedness is on customary and reasonable market terms, (II) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (III) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of CenterState, South State or any of their respective Subsidiaries under, or result in the creation of any Lien upon any of the assets of CenterState, South State or any of their respective Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of CenterState, South State, the Surviving Entity or their respective Subsidiaries and (IV) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)(i)adjust, split, combine or reclassify any capital stock;

(ii)make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any CenterState Securities or CenterState Subsidiary Securities, in the case of CenterState, or South State Securities or South State Subsidiary Securities, in the case of South State, except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.2(b)(ii) of the CenterState Disclosure Schedule, in the case of CenterState, or Section 5.2(b)(ii) of the South State Disclosure Schedule, in the case of South State, (B) dividends paid by any of the Subsidiaries of each of South State and CenterState to South State or CenterState or any of their wholly owned Subsidiaries, respectively, (C) regular distributions on outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of CenterState Common Stock or South State Common Stock, as the case may be, as payment for the exercise price of stock options or warrants or for withholding Taxes incurred in connection with the exercise of stock options or warrants or the vesting or settlement of equity-based awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the CenterState Disclosure Schedule or South State Disclosure Schedule, as applicable;

(iii)grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any CenterState Securities or CenterState Subsidiary Securities, in the case of CenterState, or South State Securities or South State Subsidiary Securities, in the case of South State; or

(iv)issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any CenterState Securities or CenterState Subsidiary Securities, in the case of CenterState, or South State Securities or South State Subsidiary Securities, in the case of South State, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any CenterState Securities or CenterState Subsidiary Securities, in the case of CenterState, or South State Securities or South State Subsidiary Securities, in the case of South State, except pursuant to the exercise of stock options or CenterState Warrants or the settlement of equity-based awards outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the CenterState Disclosure Schedule or South State Disclosure Schedule, as applicable;

(c)sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(d)except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of CenterState or South State, as applicable;

(e)in each case except for transactions in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any CenterState Contract or South State Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to CenterState or South State, as the case may be, or (ii) enter into any contract that would constitute a CenterState Contract or South State Contract, as the case may be, if it were in effect on the date of this Agreement;

(f)except as required by the terms (in effect as of the date hereof) of any CenterState Benefit Plan or South State Benefit Plan, as applicable, (i) enter into, adopt, materially amend or terminate any employee benefit or compensation plan, program, policy, agreement or arrangement, other than in the ordinary course of business consistent with past practice in a manner that is not disproportionately beneficial to an executive officer or an employee reporting directly to an executive officer (any such executive officer or employee, a “Key Employee”) relative to other employees generally, (ii) materially increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than in the ordinary course of business consistent with past practice up to the percentage set forth in Section 5.2(f) of the CenterState Disclosure Schedule, in the case of CenterState, or in Section 5.2(f) of the South State Disclosure Schedule, in the case of South State, (iii) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (iv) grant or accelerate the vesting of any equity-based compensation, (v) fund any rabbi trust or similar arrangement, (vi) terminate the employment of any Key Employee, other than for cause, or (vii) hire any individual who would be a Key Employee, other than to replace a Key Employee;

(g)settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to CenterState or South State, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;

(h)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or requested by a Regulatory Agency;

(n)make or acquire any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any existing Loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of $30,000,000 or greater; provided that if the other party does not respond to a request for consent pursuant to this Section 5.2(n) within three (3) business days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;

(o)make, or commit to make, any capital expenditures that exceed the amounts set forth in CenterState’s capital expenditure budget set forth in Section 5.2(o) of the CenterState Disclosure Schedule, in the case of CenterState, or the amounts set forth in South State’s capital expenditure budget set forth in Section 5.2(o) of the South State Disclosure Schedule, in the case of South State;

(p)make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(q)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Article VI

Additional Agreements

6.1Regulatory Matters.

(a)Promptly after the date of this Agreement, South State and CenterState shall prepare and file with the SEC the Joint Proxy Statement, and South State shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings as promptly as practicable after the date of this Agreement.  Each of South State and CenterState shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and South State and CenterState shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  South State shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CenterState shall furnish all information concerning CenterState and the holders of CenterState Common Stock as may be reasonably requested in connection with any such action.

(b)The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, South State and CenterState shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals.  South State and CenterState shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.  South State and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to CenterState or South State, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.  As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the SCBFI and the OCC, (ii) under the HSR Act and (iii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c)Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require South State or CenterState or any of their respective Subsidiaries, and neither South State nor CenterState nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to South State and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d)South State and CenterState shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of South State, CenterState or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)South State and CenterState shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2Access to Information; Confidentiality.

(a)Upon reasonable notice and subject to applicable laws, each of South State and CenterState, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of South State and CenterState shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that South State or CenterState, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither South State nor CenterState nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of South State’s or CenterState’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)Each of South State and CenterState shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 1, 2019, between South State and CenterState (the “Confidentiality Agreement”).

(c)No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3Shareholder Approvals.  Each of South State and CenterState shall call, give notice of, establish a record date for, convene and hold a meeting of its shareholders (the “South State Meeting” and the “CenterState Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of CenterState, the Requisite CenterState Vote, and in the case of South State, the Requisite South State Vote, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of CenterState and South State shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  Each of South State and CenterState and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of South State and CenterState, as applicable, the Requisite South State Vote and the Requisite CenterState Vote, as applicable, including by communicating to the respective shareholders of South State and CenterState its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of South State, the shareholders of South State adopt and approve this Agreement and the transactions contemplated hereby and approve the South State Articles Amendment (the “South State Board Recommendation”), and, in the case of CenterState, the shareholders of CenterState adopt and approve this Agreement and the transactions contemplated hereby (the “CenterState Board Recommendation”).  Each of South State and CenterState and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the South State Board Recommendation, in the case of South State, or the CenterState Board Recommendation, in the case of CenterState, (ii) fail to make the South State Board Recommendation, in the case of South State, or the CenterState Board Recommendation, in the case of CenterState, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the South State Board Recommendation, in the case of South State, or the CenterState Board Recommendation, in the case of CenterState, in each case within ten (10) business days (or such fewer number of days as remains prior to the South State Meeting or the CenterState Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of South State or CenterState, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the South State Board Recommendation or the CenterState Board Recommendation, as applicable, such Board of Directors may, in the case of South State, prior to the receipt of the Requisite South State Vote, and in the case of CenterState, prior to the receipt of the Requisite CenterState Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the South State Board Recommendation or CenterState Board Recommendation, as the case may be.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  Neither South State nor CenterState shall adjourn or postpone the South State Meeting or the CenterState Meeting, as the case may be, except that South State or CenterState (1) shall be permitted to adjourn or postpone the South State Meeting or the CenterState Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the South State Board or the CenterState Board, as the case may be, has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders prior to the South State Meeting or the CenterState Meeting, as the case may be and (2) shall adjourn or postpone the South State Meeting or the CenterState Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of South State Common Stock or CenterState Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CenterState or South State, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CenterState Vote or the Requisite South State Vote; provided that, without the prior written consent of the other party, neither South State nor CenterState shall adjourn or postpone the South State Meeting or the CenterState Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate.  If the CenterState Meeting or the South State Meeting is adjourned or postponed, South State and CenterState will use their reasonable best efforts to cause the South State Meeting or the CenterState Meeting, as the case may be, to also be adjourned or postponed such that the meetings occur on the same date.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the South State Meeting shall be convened and this Agreement shall be submitted to the shareholders of South State at the South State Meeting and (y) the CenterState Meeting shall be convened and this Agreement shall be submitted to the shareholders of CenterState at the CenterState Meeting, and nothing contained herein shall be deemed to relieve either South State or CenterState of such obligation.

6.4Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of South State and CenterState shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by CenterState or South State or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5Stock Exchange Listing.  South State shall cause the shares of South State Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6Employee Benefit Plans.

(a)From the period beginning at the Effective Time and ending on December 31, 2020 (the “Transition Period”), unless otherwise mutually determined, the CenterState Benefit Plans and South State Benefit Plans in effect as of the date of this Agreement (other than such benefit plans as may be mutually agreed) shall remain in effect with respect to employees of CenterState and South State (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time who continue to be employed by the Surviving Entity or its Subsidiaries after the Effective Time (the “Continuing Employees”). During the Transition Period, the Surviving Entity shall, subject to applicable law and the terms of such plans, review, evaluate and analyze the South State Benefit Plans and CenterState Benefit Plans with a view towards developing appropriate new benefit plans with respect to the Continuing Employees (collectively, the “New Benefit Plans”), which shall be effective beginning as of January 1, 2021.  CenterState and South State shall, to the extent permitted by applicable law, develop New Benefit Plans (including amending existing plans) which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees who were covered by South State Benefit Plans, on the one hand, and those covered by CenterState Benefit Plans on the other hand, at the Effective Time. Notwithstanding the foregoing, (i) from and after January 1, 2021, unless otherwise mutually determined by CenterState and South State, the Surviving Entity shall, or shall cause its Subsidiaries to, provide employees of CenterState who are Continuing Employees with employee compensation and benefits under the New Benefit Plans on terms and conditions that are substantially the same as those that apply to similarly situated South State employees who are Continuing Employees and (ii) South State and CenterState agree that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any Continuing Employees who experience a qualifying termination of employment during such one (1)-year period will be eligible for severance in accordance with Section 6.6(a) of the CenterState Disclosure Schedule and the South State Disclosure Schedule, respectively.

(b)With respect to any New Benefit Plans in which any Continuing Employees first become eligible to participate on or after January 1, 2021, and in which such employees did not participate prior to January 1, 2021, the Surviving Entity shall:  (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after January 1, 2021, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous South State Benefit Plan or CenterState Benefit Plan, as the case may be, (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the end of the Transition Period (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a South State Benefit Plan or CenterState Benefit Plan (to the same extent that such credit was given under the analogous CenterState or South State Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employee first become eligible to participate after January 1, 2021, and (iii) recognize all service of such employees with CenterState and South State, and their respective Subsidiaries, for all purposes in any New Benefit Plan in which such employees first become eligible to participate after January 1, 2021 to the same extent that such service was taken into account under the analogous CenterState or South State Benefit Plan prior to the end of the Transition Period; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of any benefit plan that provides retiree welfare benefits, or (D) to any benefit plan that is a frozen plan, either with respect to level of benefits or participation, or provides grandfathered benefits.

(c)The occurrence of the Effective Time shall constitute a “change in control,” “change of control” or similar phrase for purposes of the South State Benefit Plans.  Without limiting the generality of the foregoing, at the Effective Time, each South State Equity Award that is outstanding as of the date of this Agreement and that remains outstanding and unvested as of immediately prior to the Effective Time, shall vest in full at the Effective Time and shall remain exercisable through the remainder of its term, with any applicable performance goals deemed satisfied based on the greater of target and actual performance as of immediately prior to the Effective Time.  In respect of each South State Equity Award that is granted following the date of this Agreement and that remains outstanding as of the Effective Time, in the event that the employment of a holder of such South State Equity Award is terminated by the Surviving Entity without “cause” or for “good reason” (as such terms are defined in the applicable award agreement evidencing the South State Equity Award) prior to the third anniversary of the Closing Date, then such South State Equity Award shall become fully vested and exercisable (as applicable).  In respect of each CenterState Equity Award that is granted following the date of this Agreement and that remains outstanding as of the Effective Time, in the event that the employment of a holder of such CenterState Equity Award is terminated by the Surviving Entity without “cause” or for “good reason” (as such terms are defined in the applicable award agreement evidencing the CenterState Equity Award) prior to the third anniversary of the Closing Date, then such CenterState Equity Award shall become fully vested and exercisable (as applicable).

(d)Prior to Closing, CenterState and South State shall cooperate in reviewing, evaluating and analyzing the CenterState 401(k) Plan (the “CenterState 401(k) Plan”) and the South State 401(k) Plan (the “South State 401(k) Plan”) and make a mutual determination as to which of the CenterState 401(k) Plan and the South State 401(k) Plan will continue to be maintained by the Surviving Entity following the Effective Time (the “Continuing 401(k) Plan”) and which one will be terminated prior to Effective Time (such plan, the “Terminated 401(k) Plan”). The Board of Directors (or an appropriate committee thereof) of CenterState or South State, as applicable, shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Terminated 401(k) Plan, effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time.  CenterState or South State, as applicable, shall provide the other party with evidence that the Terminated 401(k) Plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by the other party) not later than two (2) days immediately preceding the Closing Date and (ii) the Continuing Employees who participated in the Terminated 401(k) Plan prior to the Effective Time shall be eligible to participate, effective as of the Effective Time, in the Continuing 401(k) Plan.  South State and CenterState shall take any and all actions as may be required, including amendments to the CenterState 401(k) Plan and/or the South State 401(k) Plan, to permit the Continuing Employees to make rollover contributions from the Terminated 401(k) Plan to the Continuing 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), South State Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Terminated 401(k) Plan.

(e)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of South State or CenterState or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, CenterState, South State or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, CenterState, South State or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of South State or CenterState or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any CenterState Benefit Plan, South State Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular CenterState Benefit Plan, South State Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of South State or CenterState or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7Indemnification; Directors’ and Officers’ Insurance.

(a)From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by CenterState pursuant to the CenterState Articles, the CenterState Bylaws, the governing or organizational documents of any Subsidiary of CenterState and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the CenterState Disclosure Schedule, each present and former director or officer of CenterState and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “CenterState Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of CenterState or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any CenterState Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such CenterState Indemnified Party is not entitled to indemnification.

(b)For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by CenterState (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by CenterState for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, South State or CenterState, in consultation with, but only upon the consent of South State, may (and at the request of South State, CenterState shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under CenterState’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each CenterState Indemnified Party and his or her heirs and representatives.  If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of South State, on the one hand, and a Subsidiary of CenterState, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by South State.

6.9Advice of Changes.  South State and CenterState shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10Dividends.  After the date of this Agreement, each of South State and CenterState shall coordinate with the other the declaration of any dividends in respect of South State Common Stock and CenterState Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CenterState Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of CenterState Common Stock and any shares of South State Common Stock any such holder receives in exchange therefor in the Merger.

6.11Shareholder Litigation.  Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation.  Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account.  No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.12Corporate Governance; Headquarters; Name.

(a)Prior to the Effective Time, the Board of Directors of South State shall take all actions necessary to adopt the South State Bylaws Amendment.  Effective as of the Effective Time, in accordance with the South State Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of the Surviving Bank shall each be sixteen (16).  Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time and of the initial Board of Directors of the Surviving Bank as of the effective time of the Bank Merger, (i) one (1) shall be the Chief Executive Officer of South State as of immediately prior to the Effective Time, (ii) one (1) shall be the Chief Executive Officer of CenterState as of immediately prior to the Effective Time, (iii) an additional seven (7) shall be members of the Board of Directors of South State as of immediately prior to the Effective Time, designated by South State, one of whom shall be Robert R. Horger and one of whom shall be John C. Pollok (the directors referred to in clauses (i) and (iii), the “South State Directors”), and (iv) an additional seven (7) shall be members of the Board of Directors of CenterState as of immediately prior to the Effective Time, designated by CenterState (the directors referred to in clauses (ii) and (iv), the “CenterState Directors”), one of whom shall be Charles W. McPherson, who shall serve as Lead Independent Director, and one of whom shall be Ernest S. Pinner.

(b)Effective as of the Effective Time, (i) Mr. Robert R. Hill, Jr. shall serve as the Executive Chairman of the Board of Directors of the Surviving Entity and the Surviving Bank, (ii) Mr. John C. Corbett shall serve as the Chief Executive Officer of the Surviving Entity and the President and Chief Executive Officer of the Surviving Bank, (iii) Richard Murray, IV shall serve as the President of the Surviving Entity and Senior Executive Vice President of the Surviving Bank, (iv) Greg A. Lapointe shall serve as the Chief Banking Officer of the Surviving Bank, (v) William E. Matthews shall serve as the Chief Financial Officer of the Surviving Entity and the Surviving Bank, (vi) Renee R. Brooks shall serve as the Chief Operating Officer of the Surviving Entity and the Surviving Bank, (vii) Steven D. Young shall serve as Chief Strategy Officer of the Surviving Entity and the Surviving Bank and (viii) John C. Pollok shall serve as Senior Executive Vice President of the Surviving Entity and the Surviving Bank.

(c)As of the Effective Time, (i) the headquarters of the Surviving Entity and the Surviving Bank will be located in Winter Haven, Florida and (ii) the name of the Surviving Entity shall be “South State Corporation” and the name of the Surviving Bank shall be “South State Bank, N.A.”.

6.13Acquisition Proposals.

(a)Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal.  Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite South State Vote, in the case or South State, or the Requisite CenterState Vote, in the case of CenterState, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.  Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than CenterState or South State, as applicable, with respect to any Acquisition Proposal.  Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, with respect to South State or CenterState, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b)Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14Public Announcements.  CenterState and South State agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties.  Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15Change of Method.  CenterState and South State shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of CenterState and South State (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of South State Common Stock received by holders of CenterState Common Stock in exchange for each share of CenterState Common Stock, (ii) adversely affect the Tax treatment of CenterState’s shareholders or South State’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of CenterState or South State pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16Takeover Statutes.  None of CenterState, South State or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17Treatment of CenterState Indebtedness.  (a) Upon the Effective Time, South State shall assume the due and punctual performance and observance of the covenants to be performed by CenterState under the indentures set forth on Section 6.17(a) of the CenterState Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby.  In connection therewith, (i) South State and CenterState shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures and (ii) CenterState shall use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.

(b)Upon the agreement of CenterState and South State, CenterState shall use reasonable best efforts to (i) redeem any or all of the trust preferred securities of CenterState set forth on Section 6.17(b) of the CenterState Disclosure Schedule (the “Trust Preferred Securities”) as specified by CenterState and South State, collectively, at or prior to the Effective Time in accordance with, and pursuant to the terms of, the indentures applicable thereto set forth on Section 6.17(b) of the CenterState Disclosure Schedule (the “Trust Preferred Indentures”), (ii) timely deliver all notices required to be delivered, and timely take all actions required to be taken, by the Trust Preferred Indentures in connection with the redemption of the Trust Preferred Securities, and (iii) concurrently with the consummation of the redemption of the Trust Preferred Securities, if no Trust Preferred Securities remain outstanding under any Trust Preferred Indentures, take all actions required to be taken by such Trust Preferred Indentures to cause such Trust Preferred Indentures to terminate and be of no further force and effect.

6.18Exemption from Liability Under Section 16(b).  CenterState and South State agree that, in order to most effectively compensate and retain CenterState Insiders, both prior to and after the Effective Time, it is desirable that CenterState Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of CenterState Common Stock into shares of South State Common Stock in the Merger and the conversion of CenterState Equity Awards into corresponding South State Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.18.  CenterState shall deliver to South State in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of CenterState subject to the reporting requirements of Section 16(a) of the Exchange Act (the “CenterState Insiders”), and the Board of Directors of South State and of CenterState, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of CenterState) any dispositions of CenterState Common Stock or CenterState Equity Awards by the CenterState Insiders, and (in the case of South State) any acquisitions of South State Common Stock or South State Equity Awards by any CenterState Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.19Tax Cooperation.  South State and CenterState shall cooperate and use their respective reasonable best efforts in order for (i) South State to receive the opinion described in Section 7.2(c) and (ii) CenterState to receive the opinion described in Section 7.3(c).

Article VII

Conditions Precedent

7.1Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)Shareholder Approvals.  (i) This Agreement and the South State Articles Amendment shall have been approved by the shareholders of South State by the Requisite South State Vote and (ii) this Agreement shall have been approved by the shareholders of CenterState by the Requisite CenterState Vote.

(b)NASDAQ Listing.  The shares of South State Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2Conditions to Obligations of South State.  The obligation of South State to effect the Merger is also subject to the satisfaction, or waiver by South State, at or prior to the Effective Time, of the following conditions:

(a)Representations and Warranties.  The representations and warranties of CenterState set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of CenterState set forth in Section 3.1(a), Section 3.1(b) (but only with respect to CenterState Subsidiary Bank), Section 3.2(b) (but only with respect to CenterState Subsidiary Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of CenterState set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CenterState or the Surviving Entity.  South State shall have received a certificate dated as of the Closing Date and signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b)Performance of Obligations of CenterState.  CenterState shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and South State shall have received a certificate dated as of the Closing Date and signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

(c)Federal Tax Opinion.  South State shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, a written opinion of Davis Polk & Wardwell LLP), in form and substance reasonably satisfactory to South State, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of South State and CenterState, reasonably satisfactory in form and substance to such counsel.

7.3Conditions to Obligations of CenterState.  The obligation of CenterState to effect the Merger is also subject to the satisfaction, or waiver by CenterState, at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties.  The representations and warranties of South State set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of South State set forth in Section 4.1(a), Section 4.1(b) (but only with respect to South State Subsidiary Bank), Section 4.2(b) (but only with respect to South State Subsidiary Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of South State set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on South State.  CenterState shall have received a certificate dated as of the Closing Date and signed on behalf of South State by the Chief Executive Officer or the Chief Financial Officer of South State to the foregoing effect.

(b)Performance of Obligations of South State.  South State shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and CenterState shall have received a certificate dated as of the Closing Date and signed on behalf of South State by the Chief Executive Officer or the Chief Financial Officer of South State to such effect.

(c)Federal Tax Opinion.  CenterState shall have received the opinion of Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, a written opinion of Wachtell, Lipton, Rosen & Katz), in form and substance reasonably satisfactory to CenterState, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of South State and CenterState, reasonably satisfactory in form and substance to such counsel.

Article VIII

Termination and Amendment

8.1Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite CenterState Vote or the Requisite South State Vote:

(a)by mutual written consent of South State and CenterState;

(b)by either South State or CenterState if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)by either South State or CenterState if the Merger shall not have been consummated on or before January 25, 2021 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)by either South State or CenterState (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of CenterState, in the case of a termination by South State, or South State, in the case of a termination by CenterState, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by South State, or Section 7.3, in the case of a termination by CenterState, and which is not cured within forty-five (45) days following written notice to CenterState, in the case of a termination by South State, or South State, in the case of a termination by CenterState, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)by CenterState, prior to the receipt of the Requisite South State Vote, if (i) South State or the Board of Directors of South State shall have made a Recommendation Change or (ii) South State or the Board of Directors of South State shall have breached its obligations under Section 6.3 or 6.13 in any material respect;

(f)by South State, prior to the receipt of the Requisite CenterState Vote, if (i) CenterState or the Board of Directors of CenterState shall have made a Recommendation Change or (ii) CenterState or the Board of Directors of CenterState shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(g)by either South State or CenterState, if (i) the Requisite South State Vote shall not have been obtained upon a vote thereon taken at the South State Meeting (including any adjournment or postponement thereof) or (ii) the Requisite CenterState Vote shall not have been obtained upon a vote thereon taken at the CenterState Meeting (including any adjournment or postponement thereof).

8.2Effect of Termination.

(a)In the event of termination of this Agreement by either South State or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of South State, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither South State nor CenterState shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)(i)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of CenterState or shall have been made directly to the shareholders of CenterState or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the CenterState Meeting) an Acquisition Proposal, in each case with respect to CenterState and (A) (x) thereafter this Agreement is terminated by either South State or CenterState pursuant to Section 8.1(c) without the Requisite CenterState Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by South State pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either CenterState or South State pursuant to Section 8.1(g) as a result of the Requisite CenterState Vote not having been obtained upon a vote taken thereon at the CenterState Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, CenterState enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CenterState shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay South State, by wire transfer of same-day funds, a fee equal to $120,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)In the event that this Agreement is terminated by (x) South State pursuant to Section 8.1(f) or (y) either South State or CenterState pursuant to Section 8.1(g) as a result of the Requisite CenterState Vote not having been obtained upon a vote taken thereon at the CenterState Meeting (including any adjournment or postponement thereof) and at such time South State could have terminated this Agreement pursuant to Section 8.1(f), then CenterState shall pay South State, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c)(i)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of South State or shall have been made directly to the shareholders of South State or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the South State Meeting) an Acquisition Proposal, in each case with respect to South State and (A) (x) thereafter this Agreement is terminated by either South State or CenterState pursuant to Section 8.1(c) without the Requisite South State Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by CenterState pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either CenterState or South State pursuant to Section 8.1(g) as a result of the Requisite South State Vote not having been obtained upon a vote taken thereon at the South State Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, South State enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then South State shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CenterState the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)In the event that this Agreement is terminated by (x) CenterState pursuant to Section 8.1(e), or (y) either South State or CenterState pursuant to Section 8.1(g) as a result of the Requisite South State Vote not having been obtained upon a vote taken thereon at the South State Meeting (including any adjournment or postponement thereof) and at such time CenterState could have terminated this Agreement pursuant to Section 8.1(e), then South State shall pay CenterState, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e)Each of South State and CenterState acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if South State or CenterState, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if South State or CenterState, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article IX

General Provisions

9.1Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite South State Vote or the Requisite CenterState Vote; provided that after the receipt of the Requisite South State Vote or the Requisite CenterState Vote, there may not be, without further approval of the shareholders of South State or CenterState, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2Extension; Waiver.  At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite South State Vote or the Requisite CenterState Vote, there may not be, without further approval of the shareholders of South State or CenterState, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by South State and CenterState.

9.5Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)if to CenterState, to:

CenterState Bank Corporation
1101 First Street South
Winter Haven, FL 33880
Attention:	John C. Corbett, Chief Executive Officer
Beth S. DeSimone, General Counsel

With a copy (which shall not constitute notice) to:

Davis Polk & Wardell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	George R. Bason, Jr.
Margaret E. Tahyar
Lee Hochbaum
E-mail:	george.bason@davispolk.com
margaret.tahyar@davispolk.com
lee.hochbaum@davispolk.com

and

(b)if to South State, to:

South State Corporation
520 Gervais Street
Columbia, SC 29201
Attention:	Robert R. Hill, Jr., Chief Executive Officer
V. Nicole Comer, General Counsel

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Matthew M. Guest
Jacob A. Kling
E-mail:	MGuest@wlrk.com
JAKling@wlrk.com

9.6Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of CenterState means the actual knowledge of any of the officers of CenterState listed on Section 9.6 of the CenterState Disclosure Schedule, and the “knowledge” of South State means the actual knowledge of any of the officers of South State listed on Section 9.6 of the South State Disclosure Schedule.  As used herein, (i) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives prior to the execution of this Agreement, (b) included in the virtual data room of a party prior to the execution of this Agreement or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (iv) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in Winter Haven, Florida or Columbia, South Carolina are authorized by law or executive order to be closed.  The CenterState Disclosure Schedule and the South State Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8Entire Agreement.  This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9Governing Law; Jurisdiction.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of CenterState shall be subject to the laws of the State of Florida and matters relating to the fiduciary duties of the Board of Directors of South State shall be subject to the laws of the State of South Carolina).

(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, CenterState Bank Corporation and South State Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANK CORPORATION

By:	/s/ John C. Corbett
Name:	John C. Corbett
Title:	Chief Executive Officer

SOUTH STATE CORPORATION

By:	/s/ Robert R. Hill, Jr.
Name:	Robert R. Hill, Jr.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of South State Articles Amendment

The Amended and Restated Articles of Incorporation of South State Corporation (the “Articles of Incorporation”) shall be amended as follows:

1.	The first sentence of Article V of the Articles of Incorporation shall be amended and restated in its entirety to state:

The aggregate number of shares which the corporation shall have the authority to issue is (i) One Hundred and Sixty Million (160,000,000) shares of one class of Common Stock, par value $2.50 per share, and (ii) Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (referred to herein as “preferred stock”).

EXHIBIT B
Form of South State Bylaws Amendment

The Amended and Restated Bylaws of South State Corporation (the “Bylaws”) shall be amended as follows:

1.

Each reference to “Chairman of the Board” or “Chairman of the Board of Directors” shall be amended to state “Executive Chairman of the Board” or “Executive Chairman of the Board of Directors”, respectively.

2.	Subsection (a) of Article II, Section 2 of the Bylaws shall be amended and restated in its entirety to state

Except for any directors as to whom such age requirement has been waived by the Board of Directors prior to the Effective Time or as set forth in this Section 2(a) of Article II, directors must be shareholders, not under twenty-five (25) years of age and not over seventy-two (72) years of age at the time of the shareholders’ meeting at which they are elected by the shareholders.  In the event that a director attains age seventy-two (72) during his or her term of office, he or she shall serve until the end of his or her then-current term of office after his or her seventy-second (72nd) birthday.  Notwithstanding the foregoing, (i) if the Board of Directors determines that it is in the best interests of the Corporation and its shareholders, the Board of Directors, upon the recommendation of the Nominating Committee, may waive the foregoing requirements for one or more directors and (ii) such age requirement shall be deemed to be waived, as applicable, with respect to the initial appointment of the directors appointed to the Board of Directors pursuant to Section 6.12(a) of that certain Agreement and Plan of Merger, dated as of January 25, 2020, by and between CenterState Bank Corporation and South State Corporation, as it may have been amended, restated, supplemented or otherwise modified from time to time.

3.	Article III, Section 3 of the Bylaws shall be amended and restated in its entirety to state:

3.  Duties.  All officers shall have such authority and perform such duties in the management of the Corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.  The Chief Executive Officer of the Corporation shall report to the Board, and shall designate and assign the duties of the officers under his or her supervision, at the direction or with the approval of the Board.

4.	A new Article X shall be added to the Bylaws to state:

ARTICLE X

CERTAIN GOVERNANCE MATTERS

1.  Interpretation; Definitions.

(a)The provisions of this Article X shall apply notwithstanding anything to the contrary set forth in these Bylaws. In the event of any inconsistency between any provision of this Article X and any other provision of these Bylaws, such provision of this Article X shall control.

(b)The following definitions shall apply to this Article X and otherwise as applicable in these Bylaws:

(i)“Designated Exchange” shall mean the primary stock exchange on which the Corporation’s common stock is listed.

(ii)“Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of January 25, 2020, by and between CenterState Bank Corporation and South State Corporation, as it may have been amended, restated, supplemented or otherwise modified from time to time.

(iii)“Entire Board of Directors” shall mean the total number of directors which the Corporation would have if there were no vacancies.

(iv) “Legacy CenterState” shall mean CenterState Bank Corporation, a Florida corporation, which has merged with and into the Corporation effective as of the Effective Time.

(v)“Legacy CenterState Directors” shall mean the directors as of the Effective Time who were directors of Legacy CenterState as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy CenterState prior to the Effective Time and any additional directors nominated by the Legacy CenterState Directors Nominating Committee pursuant to Section 3(e) of this Article X.

(vi)“Legacy CenterState Directors Nominating Committee” shall mean a committee of the Board of Directors comprised of all of the Legacy CenterState Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(vii)“Legacy South State” shall mean South State Corporation, a South Carolina corporation, as in existence immediately prior to the Effective Time.

(viii) “Legacy South State Directors” shall mean the directors as of the Effective Time who were directors of Legacy South State as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy South State prior to the Effective Time and any additional directors nominated by the Legacy South State Directors Nominating Committee pursuant to Section 3(d) of this Article X.

(ix)“Legacy South State Directors Nominating Committee” shall mean a committee of the Board of Directors comprised of all of the Legacy South State Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(x)“South State Bank” shall mean South State Bank, N.A., a wholly owned subsidiary of the Corporation.

(xi)“Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six (36) month anniversary of the Effective Time.

2.  Executive Chairman; CEO; Lead Independent Director.

(a)Effective as of the Effective Time, (i) Mr. Robert R. Hill, Jr. shall serve as the Executive Chairman of the Corporation and the Board of Directors, (ii) Mr. John C. Corbett shall serve as the Chief Executive Officer of the Corporation and (iii) Charles W. McPherson shall serve as Lead Independent Director of the Board of Directors. The Lead Independent Director shall qualify as an independent director under the rules of the Designated Exchange.

(b)During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in subsection (a) above from, or failure to appoint, re-elect or re-nominate any of them to, any such positions, (ii) any amendment or modification to any employment or similar agreement with any of them to the extent such amendment or modification would adversely affect such individual, (iii) any termination of their employment by the Corporation or (iv) any modification to any of their respective reporting relationships as set forth in Article III of these Bylaws shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

(c)During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth in subsection (a) above (other than the Lead Independent Director) (or any of such individuals’ successors selected and appointed pursuant to this subsection (c)), an individual approved by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors shall be appointed to serve in such capacity.

(d)During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by the Lead Independent Director (or any of his or her successors selected and appointed pursuant to this subsection (d)), a Legacy CenterState Director selected by the Legacy CenterState Directors Nominating Committee shall be appointed to serve as Lead Independent Director.

(e)The Corporation shall cause South State Bank, effective as of the Effective Time, to appoint (i) Mr. Robert R. Hill, Jr. as the Executive Chairman of the Board of Directors of South State Bank and (ii) Mr. John C. Corbett as the President and Chief Executive Officer of South State Bank. During the Specified Period, the Corporation shall cause South State Bank not to (i) remove any of the individuals serving in the capacities set forth in the immediately preceding sentence, or fail to appoint, re-elect or re-nominate any such individuals to serve in any such capacities, (ii) amend or modify any employment or similar agreement with any of them to the extent such amendment or modification would adversely affect such individual, or (iii) terminate their employment, in each case, except with the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors. During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth in the first sentence of this subsection (e) (or any of such individuals’ successors selected and appointed pursuant to this subsection (e)), the Corporation shall cause South State Bank not to appoint any individual to serve in such capacity, except with the affirmative vote of at least seventy-five (75%) of the Entire Board of Directors. During the Specified Period, the Corporation may not exercise its authority, in its capacity as sole shareholder of South State Bank, to (and the Corporation shall cause South State Bank not to) modify, amend or repeal any of the provisions of the bylaws of South State Bank relating to the duties, authority or reporting relationships of the Executive Chairman of South State Bank or the Chief Executive Officer of South State Bank, in each case, without the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

3.  Composition of the Board of Directors.  During the Specified Period:

(a)the Entire Board of Directors shall be comprised of sixteen (16) Directors, of which eight (8) shall be Legacy South State Directors (one of whom, as of the Effective Time, shall be the Chief Executive Officer of Legacy South State as of immediately prior to the Effective Time) and eight (8) shall be Legacy CenterState Directors (one of whom, as of the Effective Time, shall be the Chief Executive Officer of Legacy CenterState as of immediately prior to the Effective Time and one of whom, as of the Effective Time, shall be Charles W. McPherson, who shall serve as Lead Independent Director as of the Effective Time);

(b)all vacancies resulting from the cessation of service by any Legacy South State Director for any reason shall be filled by the Board of Directors with a nominee selected by the Legacy South State Directors Nominating Committee;

(c)all vacancies resulting from the cessation of service by any Legacy CenterState Director for any reason shall be filled by the Board of Directors with a nominee selected by the Legacy CenterState Directors Nominating Committee;

(d)the Legacy South State Directors Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy South State Director;

(e)the Legacy CenterState Directors Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy CenterState Director; and

(f) at the Effective Time, the Legacy South State Directors Nominating Committee shall determine which class of directors each Legacy South State Director will join as of the Effective Time and the Legacy CenterState Directors Nominating Committee shall determine which class of directors each Legacy CenterState Director will join as of the Effective Time, in each case subject to achieving as near as possible proportional representation of Legacy CenterState Directors and Legacy South State Directors in each class of directors.

4.  Composition of Committees.

(a)Without limiting Article II, Section 7 of these Bylaws, the Board of Directors shall have and maintain as standing committees an Audit Committee, a Compensation Committee, a Nominating Committee (which, during the Specified Period, shall consist of the Legacy South State Directors Nominating Committee and the Legacy CenterState Directors Nominating Committee) and a Risk Committee.

(b)The Board of Directors may by resolution (which, during the Specified Period, shall require the affirmative vote of at least seventy-five (75%) of the Entire Board of Directors) establish any committees not expressly contemplated by these Bylaws composed of directors as they may determine to be necessary or appropriate for the conduct of business of the Corporation and may prescribe the composition, duties and procedures thereof.

(c)During the Specified Period, each committee of the Board of Directors (other than the Legacy South State Directors Nominating Committee and the Legacy CenterState Directors Nominating Committee) shall (a) have at least four (4) members and, (b) be composed of fifty percent (50%) Legacy South State Directors and fifty percent (50%) Legacy CenterState Directors (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the Designated Exchange).  During the Specified Period, the chairman of the Audit Committee and Risk Committee shall be a Legacy South State Director and the chairman of the Nominating Committee and Compensation Committee shall be a Legacy CenterState Director (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the Designated Exchange).  At any time during the Specified Period in which an Executive Committee is in existence, the chairman of the Executive Committee shall be Mr. Robert R. Hill, Jr. and Mr. John C. Corbett shall serve as a member of the Executive Committee.

(d)As of the Effective Time, the Board of Directors shall constitute a Legacy CenterState Directors Nominating Committee, which shall be comprised of all of the Legacy CenterState Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. At the end of the Specified Period, the Legacy CenterState Directors Nominating Committee shall be automatically disbanded.

(e)As of the Effective Time, the Board of Directors shall constitute a Legacy South State Directors Nominating Committee, which shall be comprised of all of the Legacy South State Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. At the end of the Specified Period, the Legacy South State Directors Nominating Committee shall be automatically disbanded.

(f)Notwithstanding anything to the contrary in these Bylaws, during the Specified Period, no committee (including, for the avoidance of doubt, the Executive Committee, to the extent an Executive Committee is in existence) shall be permitted to take any action, and the Board shall not delegate to any committee the power to take any action, that, if taken by the Board of Directors, would require the affirmative vote of at least seventy-five (75%) of the Entire Board of Directors pursuant to this Article X.

5.  Corporate Name; Headquarters. During the Specified Period, (a) the name of the Corporation shall be “South State Corporation” and the name of South State Bank shall be “South State Bank, N.A.”, (b) the shares of common stock of the Corporation shall be traded on the Designated Exchange under the ticker symbol “SSB” and (c) the headquarters and principal office of the Corporation shall be located in Winter Haven, Florida.  During the Specified Period, the Corporation shall cause South State Bank to have its main office in Winter Haven, Florida.

6.  Amendments. During the Specified Period, the provisions of (i) this Article X, and (ii) any other provision of these Bylaws that sets forth the authority and responsibility of the Executive Chairman, the Chief Executive Officer or President, may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article X may be adopted, by the Board of Directors only by (and any such modification, amendment, repeal or inconsistent Bylaw provisions and other resolutions may be proposed or recommended by the Board of Directors for adoption by the shareholders of the Corporation only by) an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

Exhibit C
Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER

SOUTH STATE BANK

with and into

CENTERSTATE BANK, N.A.

under the charter of

CENTERSTATE BANK, N.A.

under the title of

“SOUTH STATE BANK, N.A.”

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this [●] day of [●], 2020, between CenterState Bank, N.A. (“CenterState Bank” or the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and South State Bank (“SSB”), a South Carolina banking corporation, with its main office located at 520 Gervais Street, Columbia, South Carolina 29201. Collectively, CenterState Bank and SSB are referred to as the “Banks”.

WHEREAS, the Board of Directors of CenterState Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, the Board of Directors of SSB has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the laws of the State of South Carolina;

WHEREAS, CenterState Bank Corporation (“CenterState”), which owns all of the outstanding shares of CenterState Bank, and South State Corporation (“SSC”), which owns all of the outstanding shares of SSB, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, provides for the merger of CenterState with and into SSC, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);

WHEREAS, CenterState, as the sole shareholder of CenterState Bank, and SSC, as the sole shareholder of SSB, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of SSB with and into CenterState Bank, with CenterState Bank being the surviving bank charter of such merger transaction (the “Bank Merger”) but under the name of South State Bank, N.A., subject to, and immediately following, the closing of the HC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, SSB shall be merged with and into CenterState Bank in the Bank Merger. CenterState Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of SSB shall cease. The closing of the Bank Merger shall become effective at the time specified in the letter issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “South State Bank, N.A.” The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as at its legally established branches and at the banking offices of SSB, all of which shall be acquired in the Bank Merger. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank issued and outstanding immediately prior to the Effective Time.

SECTION 5

All assets of SSB and CenterState Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of SSB and CenterState Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank and SSB shall contribute to the Resulting Bank acceptable assets having a book value, over and above the aggregate liability to its creditors, in such amounts as set forth on the books of CenterState Bank and SSB at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of SSB shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of SSB shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of CenterState Bank’s common stock shall continue to remain outstanding shares of CenterState Bank’s common stock, all of which shall continue to be owned by SSC.

SECTION 9

Effective as of the Effective Time, the number of directors that will comprise the full Board of Directors of the Resulting Bank shall be sixteen (16).  Of the members of the initial Board of Directors of the Resulting Bank as of the Effective Time, (i) one (1) shall be the Chief Executive Officer of CenterState Bank as of immediately prior to the Effective Time, (ii) one (1) shall be the Chief Executive Officer of SSB as of immediately prior to the Effective Time, (iii) an additional seven (7) shall be members of the Board of Directors of SSB as of immediately prior to the Effective Time, designated by SSB, one of whom shall be Robert R. Horger and one of whom shall be John C.

Pollok, and (iv) an additional seven (7) shall be members of the Board of Directors of CenterState Bank as of immediately prior to the Effective Time, designated by CenterState Bank, one of whom shall be Charles W. McPherson and one of whom shall be Ernest S. Pinner, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and Bylaws of the Resulting Bank.  Effective as of the Effective Time, (i) Mr. Robert R. Hill, Jr. shall serve as the Executive Chairman of the Board of Directors of the Resulting Bank, (ii) Mr. John C. Corbett shall serve as the President and Chief Executive Officer of the Resulting Bank, (iii) Richard Murray, IV shall serve as Senior Executive Vice President of the Resulting Bank, (iv) Greg A. Lapointe shall serve as the Chief Banking Officer of the Resulting Bank, (v) William E. Matthews shall serve as the Chief Financial Officer of the Resulting Bank, (vi) Renee R. Brooks shall serve as the Chief Operating Officer of the Resulting Bank, (vii) Steven D. Young will serve as Chief Strategy Officer of the Resulting Bank, and (viii) John C. Pollok will serve as Senior Executive Vice President of the Resulting Bank, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and Bylaws of the Resulting Bank.

SECTION 10

This Agreement has been approved by CenterState, which owns all of the outstanding shares of CenterState Bank, and by SSC, which owns all of the outstanding shares of SSB.

SECTION 11

The Bank Merger is also subject to the following terms and conditions:

(a)The HC Merger shall have closed and become effective.

(b)The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

(c)This Agreement may be amended or terminated, and the Bank Merger may be abandoned, only by the mutual written agreement of CenterState Bank and SSB at any time, whether before or after filings are made for regulatory approval of the Bank Merger and notwithstanding the prior approval of this Agreement and the Bank Merger by the sole shareholder of CenterState Bank or SSB.

SECTION 12

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of CenterState Bank as in effect immediately prior to the Effective Time; provided that the Articles of Association and Bylaws shall be amended effective at or prior to the Effective Time to the extent necessary to give effect to Sections 2 and 9 of this Agreement.

SECTION 13

This Agreement shall automatically terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 14

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically‑scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, CenterState Bank, N.A. and South State Bank have entered into this Agreement as of the date and year first set forth above.

CENTERSTATE BANK, N.A.

By:
Name:	John C. Corbett
Title:	Chief Executive Officer

SOUTH STATE BANK

By:
Name:	Robert R. Hill, Jr.
Title:	Chief Executive Officer